Exhibit 99.4

For Release: IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
(336) 834-6834

Tanger Factory Outlet Centers Announces
Direct Sale of 800,000 Class C Preferred Shares

GREENSBORO, N.C., February 9, 2006, Tanger Factory Outlet Centers, Inc. (NYSE: SKT), today announced it has entered into purchase agreements to sell 800,000 of its 7.5% Class C Preferred Shares (liquidation preference $25.00 per share) to certain advisory clients of Cohen & Steers Capital Management, Inc., Neuberger Berman, LLC and ING Clarion Real Estate Securities L.P., each an institutional investor, at a price of $24.51 per share. The sale is being made under the company’s shelf registration statement previously filed with, and declared effective by, the Securities and Exchange Commission.

Closing on the transaction is expected to occur on February 16, 2006. The company intends to use the net proceeds from the sale, totaling approximately $19.5 million, to reduce amounts outstanding on its short-term variable rate unsecured lines of credit. Upon closing of the transaction described above, Tanger will have a total of 3.0 million 7.5% Class C Preferred Shares outstanding.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Tanger Factory Outlet Centers, Inc., a fully integrated, self-administered and self-managed publicly traded REIT, presently has ownership interests in or management responsibilities for 33 centers in 22 states coast to coast, totaling approximately 8.7 million square feet of gross leasable area. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are predictions of, or indicate future events and trends and which do not relate solely to historical matters, including information concerning the Company’s possible use of proceeds of the common shares sold in the offering, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (and December 31, 2005, when available).